Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

October 19, 2005	For Immediate Release

NewMil Bancorp Reports 6% Increase in Earnings Per Share
Announces $0.20 Quarterly Dividend

New Milford, CT—(October 19, 2005) The Board of Directors of NewMil Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its third quarter ended September 30, 2005.

Diluted earnings per share increased 6% to $0.53 for the third quarter ended September 30, 2005 from $0.50 for the third quarter ended September 30, 2004.

Net income increased 2.8% to $2.2 million for the third quarter of 2005, compared with $2.1 million for the third quarter of 2004.  These results were attributable to increases in net interest income and a negative provision, which was attributable to a recovery of a previously charged-off loan. Net interest income increased primarily due to an increase of $85.9 million in average earning assets, which more than offset the 46 basis point decrease in the net interest margin to 3.42%, compared with 3.88% at September 30, 2004. Non-interest income decreased primarily due to lower gains on sale of mortgage loans and lower commission and other deposit fees. Non-interest expense was also lower in the nine month period ended September 30, 2005, contributing to an efficiency ratio of 58% for this period.

NewMil’s assets increased to $857 million, up $112 million since December 31, 2004. Total gross loans were $501 million at September 30, 2005, which increased $19 million, or 3.9%, since December 31, 2004. Credit quality remains strong, as evidenced by nonperforming assets at 16 basis points of total assets at September 30, 2005. Deposits increased $14 million to $601 million from $587 million at December 31, 2004. At September 30, 2005, book value and tangible book value per common share were $13.04 and $11.06, respectively, and tier 1 leverage and total risk-based capital ratios were 7.00% and 13.13%, respectively. Return on average shareholder’s equity was 16% for the third quarter of 2005.

Francis J. Wiatr, NewMil’s Chairman, President and CEO noted, “Given the very difficult yield curve, we are pleased with our results for the quarter. Our commercial lending business had an excellent quarter and is substantially ahead of last year. Our lending programs for small business are contributing to our growth, as activity in the markets we serve remains healthy. Recently, the statistics released from the U.S. Small Business Administration rank us second in the state among all financial institutions for SBA 504 Loans for the SBA’s fiscal year ending September 30, 2005.

Our competitive deposit product programs and excellent customer service are continuing to attract many new business and personal household accounts to the Bank. We have announced a new checking program with identity theft features that we feel will further strengthen our deposit base over time. We continue to build market share as people appreciate the difference dealing with a community bank who can deliver excellent and timely service.

Over the next several months we feel the Fed will be nearing a point where the increases in short term interest rates that have been put in place will be enough to strike a balance between a growing economy and an acceptable inflation level. As a result, quality lending projects will likely proceed at a level to sustain a nice pace of growth in our region.

Our 20th branch office located in Shelton opened this past quarter. We have been enthusiastically received by the community and look forward to our expansion in that area.

We remain optimistic about the overall growth potential in the markets we serve, our participation in that growth, as well as the strategic value of the Bank’s franchise.”

The Board of Directors also announced a quarterly dividend of 20 cents per common share, payable on November 15, 2005 to shareholders of record on October 28, 2005.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 20 full-service banking offices.

Financial highlights are attached.

****

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

(continued)

NewMil Bancorp, Inc
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month		Nine month
	period ended		period ended
	September 30		September 30
STATEMENT OF INCOME	2005	2004	2005	2004
Interest and dividend income	$10,214	$8,881	$29,329	$26,409
Interest expense	3,835	2,390	9,839	7,012
Net interest income	6,379	6,491	19,490	19,397
Provision for loan losses	(135)	-	(135)	-
Non-interest income
Service fees on deposit accounts	783	774	2,226	2,204
Gains on sales of mortgage loans	13	38	104	146
Gains on sale of OREO	-	-	65	-
Other non-interest income	186	217	575	608
Total non-interest income	982	1,029	2,970	2,958
Non-interest expense
Compensation	2,442	2,368	7,195	7,253
Occupancy and equipment	791	726	2,361	2,197
Postage and telecommunication	144	156	422	444
Professional services, collection & OREO	162	214	576	728
Printing and office supplies	135	92	352	306
Marketing	60	188	208	409
Service bureau EDP	97	87	287	279
Amortization of intangible assets	37	49	110	147
Other	509	496	1,541	1,464
Total non-interest expense	4,377	4,376	13,052	13,227
Income before income taxes	3,119	3,144	9,543	9,128
Provision for income taxes	916	1,000	2,856	2,899
Net income	$2,203	$2,144	$6,687	$6,229

Per common share
Diluted earnings	$0.53	$0.50	$1.57	$1.44
Basic earnings	0.53	0.51	1.60	1.48
Cash dividends	0.20	0.17	0.60	0.49

Statistical data
Net interest margin, (fully tax equivalent)	3.42%	3.88%	3.59%	3.93%
Efficiency ratio	59.46	58.19	58.11	59.17
Return on average assets	1.07	1.19	1.13	1.17
Return on average common
shareholders’ equity	16.28	15.87	16.24	15.44
Weighted average equivalent
common shares outstanding, diluted	4,192	4,321	4,262	4,330

(continued)

NewMil Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	Sept. 30,	Sept. 30,	December 31,
FINANCIAL CONDITION	2005	2004	2004
	Unaudited	Unaudited

Total assets	$857,246	$730,410	$744,599
Loans, net	496,386	480,447	476,660
Allowance for loan losses	4,986	5,146	5,048
Securities	305,268	196,087	216,558
Cash and cash equivalents	20,522	21,430	18,493
Intangible assets	8,130	8,289	8,240
Deposits	601,103	586,047	587,010
Federal Home Loan Bank advances	162,751	63,070	75,654
Repurchase agreements	15,018	12,491	13,147
Long term debt	9,851	9,791	9,806
Shareholders' equity	53,722	55,049	55,613
Non-performing assets	1,401	1,181	922
Deposits
Demand (non-interest bearing)	$75,586	$66,846	$66,895
NOW accounts	81,107	82,386	85,889
Money market	146,302	155,514	147,375
Savings and other	79,254	85,858	85,829
Certificates of deposit	218,854	195,443	201,022
Total deposits	601,103	586,047	587,010

Per common share
Book value	$13.04	$13.11	$13.25
Tangible book value	11.06	11.13	11.29

Statistical data
Non-performing assets to total assets	0.16%	0.16%	0.12%
Allowance for loan losses to total loans	0.99	1.06	1.05
Allowance for loan losses to non-performing loans	355.89	435.73	547.51
Common shareholders' equity to assets	6.27	7.54	7.47
Tangible common shareholders' equity to assets	5.32	6.40	6.36
Tier 1 leverage capital	7.00	7.70	7.79
Total risk-based capital	13.13	14.19	14.40
Common shares outstanding, net
(period end)	4,121	4,200	4,197

- End -